CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2001 relating to the financial statements and financial statement schedules of Crown Cork & Seal Company Inc., which appears in Crown Cork & Seal Company Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000.



PricewaterhouseCoopers LLP
Philadelphia, PA
January 24, 2002